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                                 EXHIBIT 23.6


October 7, 1997


     The Robinson-Humphrey Company, LLC ("R-H") hereby consents to the inclusion in the Joint Proxy Statement-Prospectus of ValuJet Inc. and Airways Corporation, filed as a part of this Registration Statement on Form S-4 of ValuJet Inc., of its opinion dated October 7, 1997, and to the references made to R-H in the "Summary" and "The Merger--Opinions of Financial Advisors" sections of such Joint Proxy Statement-Prospectus. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                    Very truly yours,

                                    THE ROBINSON-HUMPHREY COMPANY, LLC



                                    By_______________________________